Exhibit 99.1

Aspen Aerogels, Inc. Appoints Stephanie Pittman Chief Human Resources Officer

Accomplished Human Resources Executive with 25+ Years of Experience to Join Aspen; Kelley Conte, SVP of Human Resources, to Retire Following Valued Career Contributions at Aspen

NORTHBOROUGH, Mass., Sept. 5, 2023 /PRNewswire/ -- Aspen Aerogels, Inc. (NYSE: ASPN) ("Aspen" or the "Company"), a technology leader in sustainability and electrification solutions, today announced the appointment of Stephanie Pittman as Chief Human Resources Officer. Ms. Pittman will report to Don Young, Aspen's President and Chief Executive Officer, joining the Company's Executive Committee. Ms. Pittman will succeed Kelley Conte, Senior Vice President of Human Resources, who will retire from Aspen following an impactful tenure as a key Aspen leader over the last eight years.

With over 25 years of business-oriented global human resources experience, Ms. Pittman brings a broad range of skills and expertise to Aspen. She previously served as the Executive Vice President and Chief Human Resources Officer at Excelitas Technologies Corporation. Prior to Excelitas, Ms. Pittman was a senior human resources executive at Boston Scientific, where she served in a number of HR leadership roles during a 12-year tenure, including leading HR for the EMEA region and the global operations organization and oversight of the global talent management, HR strategy and planning, and HR operations functions. Before joining Boston Scientific, Ms. Pittman held roles at Covidien (now Medtronic) and The New York Times Companies, as a business transformation consultant, and director of various HR, program management and business transformation programs, respectively. Ms. Pittman is a graduate of Syracuse University, B.A., and holds a J.D. from Suffolk Law School as well as an M.B.A. from Suffolk Sawyer School of Business.

Mr. Young commented, "Stephanie joins our management team at an important moment in the Company's evolution. She is recognized in her field and among her peers as a business-minded human resources strategist with the ability to effectively design and execute initiatives that link people and culture to organizational strategy and high performance. She is also a visible and committed champion of diversity, equity, inclusion and belonging initiatives in the workplace, lending her active support to developing talent, leading with empathy, fostering collaboration and delivering business growth. Stephanie's strong commitment to these ideals is closely aligned with Aspen's core values and priorities, and I look forward to her meaningful contributions to our future success."

Ms. Pittman remarked, "I am honored and excited to be joining the Aspen team as its Chief Human Resources Officer as the Company embarks on its next phase. I look forward to working with Don, the Board, the executive team, the HR team, and all employees at Aspen to design and deliver a human resources strategy that supports the Company's growth and its ability to serve its customers and partners, engages its employees, and contributes to the important mission of clean energy, electrification and sustainability. Aspen's commitment to fostering a culture that values inclusion, collaboration and innovation provides a strong framework for our future success, and I look forward to working with the talented team at Aspen to continue building on this foundation.

Ms. Pittman will join the Company on September 5, 2023, and will transition into her new role with the support of her predecessor, Ms. Conte, who intends to retire following eight years of dedicated service to Aspen. Ms. Conte will step down from her role effective September 5, 2023.

Ms. Conte remarked, "It has been a privilege to work alongside such talented and dedicated individuals who have not only contributed to the success of the Company, but also enriched my own professional journey over the past eight years. I am proud of the strides we've made in growing the Company while maintaining a workplace that values the well-being of our employees and empowers them to grow both personally and professionally. As I step into retirement, I have full confidence in the capable hands of our executive and HR teams, and I am committed to providing a smooth transition for Ms. Pittman to step into the role of Chief Human Resources Officer. I would like to express my heartfelt gratitude to Don, the Board, and the entire Aspen family for their unwavering support and camaraderie. It's been an incredible journey, and I will cherish the memories and relationships I've built here."

"I would like to express my deep gratitude to Kelley for her significant contributions to Aspen," noted Mr. Young. "Kelley was instrumental in guiding our HR function through Aspen's transformational growth, our response to the COVID pandemic, and a host of successful programs and initiatives that always put our employees first. Kelley has been a wonderful colleague and friend, and I want to recognize her for her important role at Aspen over the last eight years. Aspen would not be what or where it is today without Kelley's stewardship, dedication, compassion, and grace."

About Aspen Aerogels, Inc.
Aspen is a technology leader in sustainability and electrification solutions. The Company's aerogel technology enables its customers and partners to achieve their own objectives around the global megatrends of resource efficiency, e-mobility and clean energy. Aspen's PyroThin® products enable solutions to thermal runaway challenges within the electric vehicle ("EV") market. Aspen Battery Materials, the Company's carbon aerogel initiative, seeks to increase the performance of lithium-ion battery cells to enable EV manufacturers to extend the driving range and reduce the cost of EVs. Aspen's Spaceloft® products provide building owners with industry-leading energy efficiency and fire safety. The Company's Cryogel® and Pyrogel® products are valued by the world's largest energy infrastructure companies. Aspen's strategy is to partner with world-class industry leaders to leverage its Aerogel Technology Platform® into additional high-value markets. Headquartered in Northborough, Mass., Aspen manufactures its products at its East Providence, R.I. facilities.

CONTACT: Investor Relations & Media Contact: Neal Baranosky, Phone: (508) 691-1111 x 8, nbaranosky@aerogel.com; Georg Venturatos / Jared Gornay, Gateway Group, ASPN@gateway-grp.com, Phone: (949) 574-3860